Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

INCARA PHARMACEUTICALS CORPORATION

AND

INCARA, INC.

Dated as of September 16, 2003

ARTICLE VII	TERMINATION AND AMENDMENT	13

7.1	Termination	13
7.2	Effect of Termination	13
7.3	Amendment	13
7.4	Extension; Waiver	13

ARTICLE VIII	MISCELLANEOUS	13

8.1	Notices	13
8.2	Interpretation; Survival of Representations and Warranties	14
8.3	Counterparts; Telecopied Signatures	15
8.4	Entire Agreement	15
8.5	Third Party Beneficiaries	15
8.6	Governing Law	15
8.7	Consent to Jurisdiction; Venue; No Trial by Jury	15
8.8	Specific Performance	16
8.9	Assignment	16
8.10	Expenses	16
8.11	Severability	16
8.12	No Strict Construction	16
8.13	Knowledge	16

ii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of the 16th day of September 2003, by and between Incara Pharmaceuticals Corporation, a Delaware corporation (“Parent”), and Incara, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”).

PRELIMINARY STATEMENTS

A. Parent and Sub desire to engage in a transaction consisting of the merger of Parent with and into Sub, with Sub as the surviving corporation (the “Merger”). Pursuant to the Merger, each share of Parent Stock issued and outstanding at the Effective Time will be converted into the right to receive capital stock of Sub, all as more fully provided herein.

B. The respective boards of directors of Parent and Sub have determined that the Merger is consistent with and in furtherance of the long-term business strategy of each corporation and that the Merger is in the best interests of their respective stockholders.

C. The respective boards of directors of Parent and Sub have determined that the Merger, structured in the manner contemplated herein, is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

D. For federal income tax purposes, the Parties intend that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, Parent and Sub (individually, each a “Party” and collectively, the “Parties”) hereby represent, warrant, covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any entity (the “Subject Entity”), any Person or other entity which controls, is controlled by, or is under common control with, the Subject Entity, provided, however, that with respect to the representations and warranties set forth in Article III of this Agreement (except as otherwise specifically provided in such representations and warranties), “Affiliate” shall not include Goodnow or any of its Affiliates. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Bridge Note” means the secured convertible promissory note dated July 28, 2003 issued by Sub to Goodnow.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks located in New York, New York are not open for the general transaction of business.

“Debenture” means the secured convertible debenture to be issued by Sub to Goodnow pursuant to the Debenture and Warrant Purchase Agreement dated September 15, 2003 among Parent, Sub and Goodnow.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Goodnow” means Goodnow Capital, L.L.C., a Delaware limited liability company.

“Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Parent Common Stock” means the Common Stock, par value $0.001 per share, of Parent.

“Parent Holder” means any holder of Parent Stock or any other Parent security.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition and prospects of Parent and its Subsidiaries, taken as a whole.

“Parent Meeting” means the annual or special meeting of Parent’s stockholders called to vote upon the Merger, this Agreement and the transactions contemplated hereby.

“Parent Options” means each and every option to purchase Parent Common Stock issued and outstanding immediately prior to the Effective Time.

“Parent Series B Preferred” means the Series B Nonredeemable Convertible Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series C Preferred” means the Series C Redeemable Convertible Exchangeable Preferred Stock, par value $0.01 per share, of Parent.

“Parent Stock” means, collectively, the Parent Common Stock, the Parent Series B Preferred and the Parent Series C Preferred.

“Parent Warrants” means each and every warrant for the purchase of Parent Stock issued and outstanding immediately prior to the Effective Time, including the warrant dated September 15, 2003 issued by Parent to Goodnow.

“Person” means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship, Governmental Entity, or other entity.

“Prospectus/Proxy Statement” means the proxy statement-prospectus included in the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 to be filed by Sub with the SEC to register the shares of Sub Merger Stock (as defined herein) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means filings made by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means a holder of record of shares of Parent Stock immediately prior to the Effective Time. “Stockholders” shall mean all such holders.

“Sub Common Stock” means the Common Stock, par value $0.001 per share, of Sub.

“Sub Series B Preferred” means the Series B Convertible Preferred Stock, par value $0.01 per share, of Sub.

“Sub Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition or prospects of Sub.

“Sub Warrant” means the warrant dated September 15, 2003 issued by Sub to Goodnow.

“Sub Written Consent” means a valid written consent of Parent, Sub’s sole stockholder, approving the Merger, this Agreement and the transactions contemplated hereby.

“Subsidiary” when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person’s financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word “including” means “including without limitation.”

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Parent shall be merged with and into Sub at the Effective Time. As a result of the Merger, the separate corporate existence of Parent shall cease and Sub shall continue its corporate existence under the laws of the State of Delaware. Sub, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Upon completion of the Closing on the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of ownership and merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 253 of the DGCL. The Merger shall become effective (the “Effective Time”) at 11:58 p.m. on the date when the Certificate of Merger is filed with the Secretary of State or at such later time and date as shall be agreed upon by Parent and Sub and specified in the Certificate of Merger. Prior to the filing referred to in this Section 2.2, the closing of the Merger (the “Closing”) shall be held at the offices of Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, or such other place as the Parties may agree, on a date specified by Parent (provided that such date is, absent Sub’s concurrence, no more than five Business Days following the first date upon which all conditions set forth in Article VI (other than the conditions which may be satisfied solely by the delivery of documentation within the control of the Party required to deliver such documentation) have been satisfied or waived), or at such other date as Parent and Sub may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

2.4 Certificate of Incorporation and By-laws. At the Effective Time, (i) the certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, with a new corporate name of “Incara Pharmaceuticals Corporation” and (ii) the by-laws of Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

2.5 Directors and Officers of Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation following the Effective Time

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of any of the Parties, the securities of the constituent corporations shall be converted as follows:

2.6.1 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Parent Stock owned by Sub or by Parent that is issued and outstanding immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and shall cease to exist, and no shares of Sub capital stock or other consideration shall be paid in exchange for those Excluded Shares.

2.6.2 Parent Stock. Upon consummation of the Merger:

(i) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares) shall be converted in to one share of Sub Common Stock;

(ii) each share of Parent Series B Preferred issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares) shall be converted in to one share of Sub Series B Preferred;

(iii) all dividends on each share of Parent Series C Preferred that have accrued immediately prior to the Effective Time (“Series C Dividend Shares”) shall be deemed paid and issued as shares of Parent Series C Preferred immediately prior to the Effective Time;

(iv) each share of Parent Series C Preferred issued and outstanding immediately prior to the Effective Time (including Series C Dividend Shares, but excluding Excluded Shares) shall be converted into 154.08320493 shares of Sub Common Stock.

The securities issuable to holders of Parent Stock pursuant to this Section 2.6 are hereafter sometimes referred to collectively as “Sub Merger Stock.”

2.6.2.1 Sub Stock. Each share of Sub Common Stock owned by Parent that is issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no shares of Sub capital stock or other consideration shall be paid in exchange for such shares.

2.6.2.2 At the Effective Time, all shares of Parent Stock that have been converted into the right to receive shares of Sub Merger Stock shall be automatically canceled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares. Each holder of record of stock certificates representing shares of Parent Stock immediately prior to the Effective Time, upon surrender of such certificate shall be entitled to receive a certificate representing the number of shares of Sub Merger Stock to which he, she or it is entitled as a result of the Merger.

Holders of record of Parent Common Stock do not need to exchange their existing certificates for shares of Parent Common Stock for certificates of Sub Common Stock and such certificates shall represent the right to receive a certificate or certificates for the same number of shares of Sub Common Stock. Until surrendered or exchanged, each certificate issued prior to the Effective Time and representing shares of Parent Common Stock will be deemed for all purposes to evidence the identical number of shares of Sub Common Stock.

Promptly following the Effective Time, Sub will mail letters of transmittal to each holder of record of shares of Parent Series B Preferred and Parent Series C Preferred together with instructions for effecting the surrender of the certificates representing shares of Parent Series B Preferred for certificates representing shares of Sub Series B Preferred and Parent Series C Preferred for certificates representing shares of Sub Common Stock.

2.6.2.3 Upon consummation of the Merger, each Parent Option and Parent Warrant outstanding immediately prior to the Effective Time shall be converted into a Sub Exchange Option or Sub Exchange Warrant, respectively, pursuant to the provisions of Section 2.7.

2.6.3 No Fractional Shares. No certificates or scrip representing fractional shares of Sub Merger Stock shall be issued as a result of any conversion provided for in this Section 2.6. All fractional shares shall be rounded to the nearest whole number, with 0.5 rounded up. If more than one certificate representing shares of Parent Stock shall be surrendered for the account of the same holder, the number of shares of Sub Merger Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. No cash shall be paid in lieu of fractional shares.

2.6.4 Anti-Dilution Protection.

2.6.4.1 In the event that, prior to the Effective Time, Parent shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to Parent Common Stock, the shares of Sub Merger Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

2.6.4.2 In the event that, prior to the Effective Time, Sub shall declare a stock dividend or other distribution payable in shares of Sub Common Stock or securities convertible into shares of Sub Common Stock, or effect a stock split, reclassification, recapitalization, combination or any other comparable change with respect to Sub Common Stock, the shares of Sub Merger Stock to be received by each Stockholder in the Merger shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, combination or other comparable change.

2.6.5 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

2.7 Treatment of Parent Options and Parent Warrants. Prior to the Effective Time, Parent and Sub shall take all such actions as may be necessary such that at the Effective Time each unexpired and unexercised Parent Option and Parent Warrant prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be automatically converted at the Effective Time into an option (a “Sub Exchange Option”) or warrant (a “Sub Exchange Warrant”), as the case may be, to purchase that number of shares of Sub Common Stock or Sub Series B Preferred equal to the number of shares of Parent Common Stock or Parent Series B Preferred covered by such Parent Option or Parent Warrant, as the case may be, which number shall be correspondingly adjusted to reflect the effect of any adjustment made pursuant to Section 2.6.4. Each Sub Exchange Option and Sub Exchange Warrant shall have an exercise price equal to the exercise price that existed under the corresponding Parent Option and Parent Warrant, respectively. Each Sub Exchange Option and Sub Exchange Warrant shall be identical to the terms and conditions to which the corresponding Parent Option or Parent Warrant, respectively, was subject immediately prior to the Effective Time; provided that with respect to any Parent Option that is an “incentive stock option” within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Sub Exchange Options and Sub Exchange Warrants, Sub shall (i) reserve for issuance the number of shares of Sub Common Stock and Sub Series B Preferred that will become subject to Sub Exchange Options and Sub Exchange Warrants pursuant to this Section 2.7 and (ii) register the shares of Sub Common Stock subject to the Sub Exchange Options on a registration statement on Form S-8 to the extent that such shares are so registrable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUB

Sub represents and warrants to Parent as follows:

3.1 Organization, Good Standing and Qualification. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not have a Sub Material Adverse Effect. Sub has no Subsidiaries.

3.2 Authorization. Sub has full power and authority and has taken all requisite action on the part of Sub, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this, and (ii) authorization of the performance of all obligations of Sub hereunder or thereunder. This Agreement constitutes the legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3 Consents. The execution, delivery and performance by Sub of this Agreement requires no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which Sub undertakes to file within the applicable time periods.

3.4 Disclosures. None of the written materials delivered to Parent in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact known to Sub that Sub has not disclosed to Parent which has had or which could be expected to have a Sub Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Sub as follows:

4.1 Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not have a Parent Material Adverse Effect.

4.2 Authorization. Parent has full power and authority and has taken all requisite action on the part of Parent, its officers and directors necessary for the (i) authorization, execution and delivery of this Agreement, and (ii) authorization of the performance of all obligations of Parent hereunder. This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3 Consents. The execution, delivery and performance by Parent of this Agreement requires no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (i) those filings that are to be made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which Parent undertakes to file within the applicable time periods, (ii) the consent of the landlord of Parent’s leased premises, or (iii) those consents which, if not obtained, would not have a material adverse effect on the financial conditions or operations of Parent.

4.4 Disclosures. Neither this Agreement (including any schedules or exhibits attached hereto or thereto on behalf of Parent) nor the SEC Filings contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact known to Parent that Parent has not disclosed to Sub which has had or which could be expected to have a Parent Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Closing Documents. Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Parent the documents or instruments described in Section 6.2. Parent shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to Sub the documents or instruments described in Section 6.3.

5.2 Further Actions. Each of Parent and Sub agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable under the circumstances (after taking into effect all such factors as shall reasonably effect timing hereunder), the Merger, including (A) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger or required to prevent a Parent Material Adverse Effect or a Sub Material Adverse Effect from occurring prior to or after the Effective Time, (C) the taking of all action necessary to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If any “control share acquisition”, “business combination”, voting restriction or other form of takeover statute or regulation (collectively, “Business Combination Restraint(s)”) is or shall become applicable to the transactions contemplated hereby or any shares of Sub Merger Stock to be issued pursuant to the Merger, each of Parent and Sub, and its board of directors, shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practical on the terms contemplated hereby and otherwise act to eliminate the effects of such Business Combination Restraints on the transactions contemplated hereby, including without limitation taking all action to ensure that the restrictions of Section 203 of the DGCL will not apply to or affect Goodnow and its Affiliates or any other shareholder if it is deemed an “interested stockholder” under Section 203 of the DGCL. Parent and Sub represent that it has taken any such actions which were required prior to the execution of this Agreement.

5.3 Preparation of the Registration Statement.

5.3.1 Sub shall file the Registration Statement with the SEC within five Business Days after the execution of this Agreement. Parent and Sub shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent or Sub shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the Party obtaining such knowledge will so advise the other Party and Goodnow in writing and both Parent and Sub will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. Promptly after the Registration Statement is declared effective by the SEC, Parent shall use all reasonable efforts to mail at the earliest practicable date to its Stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to Parent’s Stockholders in connection with the Merger and the transactions contemplated thereby. Promptly after the Registration Statement is declared effective by the SEC, Sub shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under applicable law to be furnished to Sub’s stockholders in connection with the Merger and the transactions contemplated thereby.

5.3.2 None of the financial or other information to be supplied by Parent, Sub or their respective representatives for inclusion in the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective, (ii) the Closing and (iii) the Effective Time, and, in the case of the Prospectus/Proxy Statement, (iv) on the date or dates the Prospectus/Proxy Statement is first mailed to Parent’s Stockholders, (v) at the date or dates of the Parent Meeting, (vi) at the Closing, and (vii) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.4 Affiliates of Parent. Within ten Business Days of the date hereof, Parent shall cause each Person who may be at the Effective Time, or was on the date hereof, an “affiliate” of Parent for purposes of Rule 145 promulgated under the Securities Act to execute and deliver to Sub a letter in form and substance acceptable to Sub regarding their responsibilities under Rule 145 resulting from the Merger. Parent has provided Sub with a letter specifying all of the persons or entities who, in Parent’s opinion, may be deemed to be “affiliates” of Parent under the preceding sentence. The foregoing notwithstanding, Sub shall be entitled to place legends as specified in the Parent Affiliate’s Letter on the certificates evidencing any shares of the Sub Merger Stock to be received by (i) any such “affiliate” of Parent specified in such letter or (ii) any Person Sub reasonably identifies (by written notice to Parent) as being a Person who may be deemed an “affiliate” for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the Sub Merger Stock, consistent with the terms of the Parent Affiliate’s Letter, regardless of whether such Person has executed the Parent Affiliate’s Letter and regardless of whether such Person’s name appears on the letter to be delivered pursuant to the preceding sentence.

5.5 Reorganization Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Each of Parent and Sub shall use its best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Neither Parent nor Sub shall knowingly take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

ARTICLE VI

CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of Parent and Sub to consummate the Merger shall be subject to the satisfaction of the following conditions:

6.1.1 No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the Merger and the transactions contemplated by this Agreement.

6.1.2 There shall not be pending any legal proceeding by any Governmental Entity or other third party challenging or seeking to restrain or prohibit the consummation of the Merger

6.1.3 The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by Parent’s stockholders in the manner required by any applicable law.

6.1.4 The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

6.1.5 All consents, approvals and action of any Governmental Entity required to permit the consummation of the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained or made.

6.2 Conditions to Parent’s Obligations. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

6.2.1 The representations and warranties of Sub set forth in Article III shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

6.2.2 Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Closing.

6.2.3 Prior to or at the Closing, Sub shall have delivered the following closing documents, in form and substance reasonably acceptable to Parent (which acceptance shall not be unreasonably withheld):

6.2.3.1 a certificate of an officer of Sub, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) to the best of each such person’s knowledge, the conditions specified in Section 6.2.1 and 6.2.2 have been satisfied;

6.2.3.2 a certificate of the Secretary or Assistant Secretary of Sub, dated the Closing Date, as to the incumbency of any officer of Sub executing this Agreement;

6.2.3.3 a certified copy of the resolutions of Sub’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and the resolutions of the stockholders of Sub approving the Merger, this Agreement and the transactions contemplated hereby;

6.2.3.4 good standing certificates with respect to Sub from such jurisdictions as Parent shall reasonably designate; and

6.2.3.5 such other closing documents as Parent shall reasonably request.

6.3 Conditions to Sub’s Obligations. The obligations of Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

6.3.1 The representations and warranties of Parent set forth in Article IV shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which representations and warranties shall be true in all respects) on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be measured only as of such specified date).

6.3.2 Parent shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by Parent under this Agreement at or prior to the Closing.

6.3.3 Prior to or at the Closing, Parent shall have delivered the following closing documents, in form and substance reasonably acceptable to Sub (which acceptance shall not be unreasonably withheld):

6.3.3.1 a certificate of the President or a Vice President of Parent, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) to the best of such person’s knowledge, the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied;

6.3.3.2 a certificate of the Secretary or Assistant Secretary of Parent, dated the Closing Date, as to the incumbency of any officer of Parent executing this Agreement;

6.3.3.3 a certified copy of the resolutions of Parent’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

6.3.3.4 such other closing documents as Sub shall reasonably request.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Parent’s or Sub’s stockholders) by mutual written consent of Parent and Sub together with the written consent of Goodnow.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, shall become void and have no effect without any liability on the part of Parent or Sub to the other, or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party to this Agreement of liability for a material breach of any provision of this Agreement.

7.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, so long as no amendment which by law requires stockholder approval shall be made without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and Sub and with prior written approval of Goodnow.

7.4 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to Sub) and Sub (with respect to Parent ) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party and agreed to in writing by Goodnow.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub:

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

Attn: Clayton I. Duncan

Telephone: 919.558.8688

Facsimile: 919.544.1245

with a copy to (which copy shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP

4104 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attn: Larry E. Robbins, Esq.

Telephone: 919.781.4000

Facsimile: 919.781.4865

Attention: Larry E. Robbins, Esq.

If to Goodnow:

Goodnow Capital, L.L.C.

c/o Xmark Fund, Ltd. and Xmark Fund, L.P.

152 West 57th Street. 21st Floor

New York, New York 10019

Attn: David Cavalier

Telephone: 212.247.8200

Facsimile: 212.247.1329

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, NJ 07068

973.597.2500

973.597.2400 (facsimile)

Attention: John D. Hogoboom, Esq.

8.2 Interpretation; Survival of Representations and Warranties. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person also refer to its predecessors and permitted successors and assigns. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The representations and warranties provided for in this Agreement shall not survive the Closing.

8.3 Counterparts; Telecopied Signatures. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

8.4 Entire Agreement. This Agreement (including the appendices, documents and other instruments referred to herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, arrangements or representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

8.5 Third Party Beneficiaries. Except as expressly provided herein and except for Goodnow, there are no third party beneficiaries of this Agreement, expressed or implied.

8.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

8.7 Consent to Jurisdiction; Venue; No Trial by Jury. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined in any such court. Each of Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 8.1. Nothing in this Section 8.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 8.7.

8.8 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the Parties and Goodnow will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.10 Expenses. Each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

8.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

8.12 No Strict Construction. Each of Parent, Sub and Goodnow acknowledges that this Agreement has been prepared jointly by the Parties and that there shall not be a presumption that ambiguities shall be construed against any Party.

8.13 Knowledge. Any representation made herein which is qualified by the knowledge of, or notice given to, Sub shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Sub, after reasonable inquiry by such executive officers. Any representation made herein which is qualified by the knowledge of, or notice given to, Parent shall refer to the actual knowledge of, or notice actually given to, any of the executive officers of Parent, after reasonable inquiry by such executive officers.

(Signature Page Follows)

IN WITNESS WHEREOF, Parent and Sub have signed this Agreement and Plan of Merger and Reorganization as of the date first written above.

INCARA, INC.

By:
Name:	Clayton I. Duncan
Title:	President

INCARA PHARMACEUTICALS CORPORATION

By:
Name:	Clayton I. Duncan
Title:	President and CEO